UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM	8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2021
PILGRIM'S PRIDE CORPORATION
(Exact Name of registrant as specified in its charter)

Delaware		1-9273	75-1285071
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle		80634-9038
Greeley	CO	(Zip Code)
(Address of principal executive offices)
Registrant's telephone number, including area code: (970) 506-8000
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, Par Value $0.01	PPC	The Nasdaq Stock Market LLC
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
    Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Sale and purchase agreement
On June 17, 2021, Pilgrim’s Pride Corporation (the “Company”) entered into a sale and purchase agreement (the “SPA”) with Kerry Group plc, a public limited company incorporated in the Republic of Ireland and listed on the Irish Stock Exchange (the “Seller”) and certain wholly-owned subsidiaries of the Company, Onix Investments UK Limited, a company incorporated in England and Wales, and Arkose Investments ULC, a company incorporated in the Republic of Ireland (together, the “Designated Buyers”), pursuant to which the Designated Buyers shall acquire the entire issued share capital of certain target companies which are wholly-owned indirect subsidiaries of the Seller, that conduct the meats and meals businesses of the Seller (“Kerry Meats” and “Kerry Meals” respectively) in the United Kingdom and Ireland (the “Target Companies”) for an aggregate purchase price of £680,000,000 (or approximately $952,000,000 based on a USD to GBP exchange rate of 1.40 as of June 16, 2021) (the “Acquisition”) to be paid by the Designated Buyers (or, failing which, by the Company) in cash upon the Closing (the “Closing”), subject to certain routine closing adjustments in respect of working capital and net indebtedness.
Kerry Meats is a leading manufacturer of branded and private label meats, meat snacks and food-to-go products in the United Kingdom and Ireland, and Kerry Meals is a leading ethnic chilled and frozen ready meals business in the United Kingdom. The inclusion of the Kerry Meats and Kerry Meals business follows the Company’s strategy to add further breadth into its prepared and branded products segment and enhance its well-balanced portfolio of products, geographies and customer base.
The SPA contains customary warranties from the Seller and the Company. The SPA also contains covenants of the Seller and the Company customary for a transaction such as this, including: (i) from the Seller that, prior to Closing, the business of the Target Companies is carried on as a going concern in the manner carried on prior to June 17, 2021; (ii) certain non-competition obligations on the Seller and its group post-Closing; (iii) certain non-solicitation obligations on the Seller and its group and the Company and its group post-Closing; and (iv) certain obligations on the Seller and the Company related to finalizing the separation of the Target Companies from the Seller’s group; and (v) from the Company to use all reasonable endeavors to ensure that the conditions to Closing are satisfied as soon as reasonably practicable, including offering any necessary commitments that are not material in the view of the parties to the SPA, acting reasonably. The SPA also contains certain indemnities given by the Seller for the purposes of allocating contractual risk, including in respect of certain reorganization steps in respect of the Target Companies which occurred prior to signing of the SPA, and certain specified pensions, employment and environmental matters relating to the Target Companies. Subject to certain limitations and conditions set forth in the SPA, the Seller and the Company will be responsible to each other from and after Closing for, among other things, certain breaches or inaccuracies of the warranties, covenants and indemnities contained in the SPA.
The Closing is expected to occur during the Company’s fourth fiscal quarter, subject to the receipt of merger control approvals in the UK and Republic of Ireland. The Closing is not subject to a financing condition. The SPA contains certain customary termination rights, including automatic termination if the conditions to Closing are not satisfied by June 17, 2022 and a right for the Company to terminate the SPA if certain specified material adverse change events arise or occur at any time before the Closing.
The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SPA, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 27, 2021.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

Date:	June 23, 2021	/s/ Matthew Galvanoni
Matthew Galvanoni
Senior Vice President and Chief Financial Officer